Exhibit 99.2

April 27, 2016

To: All Cardtronics Employees

From: Steven Rathgaber

Subject: Evolving Our Corporate Structure to Drive Global Growth

Dear Colleagues,

As you may know, Cardtronics is currently incorporated in Delaware. Today we are announcing that we are changing the place of our incorporation from Delaware to the United Kingdom. The technical term for this change is a redomicile. The rationale for executing a redomicile is pretty basic for a global company like Cardtronics. This move will better align our corporate and legal structure with our substantial U.K. presence, support our global growth strategy and enhance our ability to build long-term stockholder value.

How does this change impact you? You can expect business as usual and we do not anticipate that Cardtronics’ employees or services to our customers will be impacted by the redomicile. We will continue to work seamlessly as one team to achieve results.

We already have a substantial business presence in the U.K., where approximately 60 percent of you are based. The U.K. is Europe’s transaction hub, and the U.K. and continental Europe continue to be some of the fastest growing parts of our business. For these and other reasons, we think this is the right time to make this move.

Redomiciling in the U.K. will fortify our position as the leading global ATM owner/operator. Having a more significant presence in the U.K. will support our long-term growth strategy and improve our competitive position by helping reach more global financial institutions and retailers. It will also elevate our visibility among potential U.K. and other European institutional investors and enable us to more effectively compete for acquisitions on a global scale.

Rest assured, we have every intention of maintaining our focus on growth throughout all the markets we serve, across both North America and Europe. Following our redomicile, Houston will continue to serve as our North American headquarters and London will serve as our European headquarters. We will conduct corporate activities in both locations.

We anticipate little disruption to our business and day-to-day operations from this corporate transition, which, subject to stockholder approval, will occur early in the third quarter. We will provide additional information, updates and key dates as they become available.

Through this change, our commitment to customers is steadfast. Customer trust will always be at the core of our business and we will maintain our focus on delivering quality customer service. There’s a reason why Cardtronics is the preferred ATM partner for retailers and financial institutions across the globe — and that’s you. Thank you for all you do to support our customers and drive our business forward.

At Cardtronics, we are ambitious by nature. This redomicile is another example of how we are continually innovating, improving and reinventing in order to achieve the high standards we set for ourselves. Together, we can continue the great work we do, enhance our position as a leader in our industry and build upon our global growth strategy. This is an exciting time to be a part of Cardtronics.

Thank you for all you do to support our customers and drive our business forward.

Regards,

Steven Rathgaber

Important Additional Information Regarding the Merger Filed with the SEC

Cardtronics Group Limited (“Cardtronics plc”) has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which contains a proxy statement/prospectus in connection with the proposed merger and related merger agreement, and each of Cardtronics, Inc. and Cardtronics plc may be filing other relevant materials with the SEC in connection with the transaction.  Cardtronics, Inc. urges its stockholders — including participants in its equity based incentive plans — and investors to read carefully the proxy statement/prospectus (and any other document that Cardtronics, Inc. or Cardtronics plc subsequently files with the SEC) before making any voting or investment decision about the proposed merger agreement because they contain important information about Cardtronics, Inc., Cardtronics plc and the proposed merger agreement.  Stockholders and investors may obtain these documents, as well as other filings containing information about Cardtronics, Inc. and Cardtronics plc, for free at the SEC’s website, www.sec.gov, or at Cardtronics, Inc.’s website, www.cardtronics.com — under “Investor Relations.”   Stockholders may also obtain a copy of these documents free of charge by contacting Cardtronics, Inc.’s Investor Relations Department in writing at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4975.

Participants in Solicitation

Cardtronics, Inc., Cardtronics plc and their directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders with respect to the matters to be voted upon at the annual meeting.  Information about the directors and executive officers of Cardtronics, Inc. and their ownership in Cardtronics, Inc. is included in the proxy statement/prospectus filed with the SEC and the documents and information incorporated by reference therein.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC.  Stockholders can obtain free copies of the documents by accessing the SEC’s and Cardtronics, Inc.’s website as described above.